EXHIBIT 10.11

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is entered into by and between [●] (the “Executive”) and Compass, Inc., a Delaware corporation (the “Company”), on [●], 2021, and is effective as of [●] 2021 (the “Effective Date”).

1.    Term of Agreement.

Except to the extent renewed as set forth in this Section 1, this Agreement shall terminate upon the earlier of (x) the third (3rd) anniversary of the Effective Date (the “Expiration Date”) or (y) the date that Executive’s employment with the Company terminates for a reason other than Executive’s Qualifying Termination, CIC Qualifying Termination, death, or Disability; provided however, if a definitive agreement relating to a Change in Control has been signed by the Company on or before the Expiration Date, then this Agreement shall remain in effect through the earlier of:

(a)    The date that Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination, or

(b)    The date the Company has met all of its obligations under this Agreement following a termination of Executive’s employment with the Company due to a Qualifying Termination or CIC Qualifying Termination.

This Agreement shall expire on the initial Expiration Date and each subsequent Expiration Date, unless the Company provides Executive notice of renewal at least three (3) months prior to the date on which this Agreement would otherwise expire, in which case this Agreement shall remain outstanding and effective for an additional three (3) year term. For the avoidance of doubt, and notwithstanding anything to the contrary in Section 2 or 3 below, the Company’s non-renewal of this Agreement shall not constitute a Qualifying Termination or CIC Qualifying Termination, as applicable.

2.    Qualifying Termination. If Executive is subject to a Qualifying Termination, then, subject to Sections 5, 10, and 11 below, Executive will be entitled to the following benefits:

(a)    Severance Benefits. The Company shall pay Executive an amount equal to (i) twelve (12) months’ worth of his or her monthly base salary, and (ii) then-current annual target bonus opportunity. The Executive will receive his or her severance payment in a cash lump-sum in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation, provided that the Release Conditions have been satisfied.

(b)    Continued Employee Benefits. The Company shall pay Executive a lump-sum cash payment equal to the full amount of Executive’s Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premiums on behalf of Executive for Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for Executive’s eligible dependents, in an amount based upon the same period for which Executive is paid severance benefits pursuant to Section 2(a) following Executive’s Separation. The Executive will receive his or her COBRA payment in a cash lump-sum in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation, provided that the Release Conditions have been satisfied.

(c)    Equity. If, as of the date of Executive’s Separation, Executive has been employed with the Company for a period of less than twelve (12) months, then the Executive’s Equity Awards that vest upon Executive completing a cliff vesting period of twelve (12) months of continuous service or less (a “Vesting Cliff”) shall accelerate and become vested and exercisable as if his or her employment had continued through the first Vesting Cliff. Awards that would otherwise vest only upon satisfaction of performance criteria, shall not accelerate but shall vest through the first Vesting Cliff (if any) under the preceding sentence only to the extent of achievement of performance milestones (if measurable on the date of Executive’s Separation). Subject to Section 5, the accelerated vesting described above shall be effective as of the date of Executive’s Separation.

3.    CIC Qualifying Termination. If Executive is subject to a CIC Qualifying Termination, then, subject to Sections 5, 10, and 11 below, Executive will be entitled to the following benefits:

(a)    Severance Payments. The Company or its successor shall pay Executive an amount equal to (i) eighteen (18) months’ worth of his or her monthly base salary, (ii) one and one-half times Executive’s then-current annual target bonus opportunity, and (ii) a prorated portion of Executive’s then-current target bonus opportunity for the portion of the then-current year that Executive served prior to the Separation (calculated based on the number of days to date in the bonus year multiplied by 1/365). Such payment shall be paid in a cash lump sum payment in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation, provided that the Release Conditions have been satisfied.

(b)    Equity. Each of Executive’s then outstanding Equity Awards, excluding awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable as to 100% of the then-unvested shares subject to the Equity Award. As to outstanding Equity Awards that would vest only upon satisfaction of performance criteria, such awards shall accelerate and become vested and exercisable as if such awards had been achieved at the greater of (x) actual achievement (if measurable on the date of Executive’s Separation) or (y) target levels; provided, however, that the Company may specify, in any individual Equity Award agreement, that the acceleration provisions of such award agreement shall specifically overwrite the acceleration provisions set forth herein. Subject to Section 5, the accelerated vesting described in this Section 3(b) shall be effective as of the date of Executive’s Separation. For the avoidance of doubt, in order to give effect to the acceleration contemplated by this Section 3(b), each of Executive’s outstanding Equity Awards shall remain outstanding and eligible to vest (solely pursuant to the terms of this Section 3(b)) for a period of three (3) months following a CIC Qualifying Termination in order to give effect to this Section 3(b).

(c)    Continued Employee Benefits. Payment in lieu of continued COBRA benefits on the same terms as set forth in Section 2(b) above in an amount based upon the same period for which Executive is paid severance benefits pursuant to Section 3(a) following Executive’s Separation.

4.    Death or Disability. If Executive is subject to a Separation due to Executive’s death or Disability, then, subject to Sections 5, 10, and 11 below, Executive will be entitled to the following benefits:

(a)    Severance Payments. The Company or its successor shall pay Executive an amount equal to a prorated portion of Executive’s then-current target bonus opportunity for the portion of the then-current year that Executive served prior to the Separation (calculated based on the number of full or partial days to date in the bonus year multiplied by 1/365). Such payment shall be paid in a cash lump sum payment in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation, provided that the Release Conditions have been satisfied.

(a)    Equity. Any of Executive’s outstanding Equity Awards shall accelerate and become vested and exercisable as to a number of then-unvested shares subject to the Executive’s Equity Awards as if Executive had remained in service to the Company through to the end of the applicable quarter of Separation. As to outstanding Equity Awards that would vest only upon satisfaction of performance criteria, such awards shall accelerate and become vested and exercisable through to the end of the applicable quarter of Separation only to the extent of achievement of performance milestones (if measurable on the date of Executive’s Separation); provided, however, that the Company may specify, in any individual Equity Award agreement, that the acceleration provisions of such award agreement shall specifically overwrite the acceleration provisions set forth in this Section. Subject to Section 5, the accelerated vesting described above shall be effective as of the date of Executive’s Separation.

5.    General Release. Any other provision of this Agreement notwithstanding, the benefits under Sections 2, 3, and 4 shall not apply unless Executive (or, in the case of Executive’s Disability such that he or she is no longer able to execute a Release, Executive’s personal representative) (i) has executed a general release (substantially in the form prescribed by the Company) of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims; provided, however, that if Executive’s Separation is due to Executive’s death, then the payments pursuant to this Agreement shall not be so conditioned. The release must be substantially in the form prescribed by the Company, without alterations (this document effecting the foregoing, the “Release”). The Company will deliver the form of Release to Executive within ten (10) days after Executive’s Separation. Executive must execute and return the Release within the time period specified in the form.

6.    Accrued Compensation and Benefits. Notwithstanding anything to the contrary in Sections 2, 3, and 4 above, in connection with any termination of employment (whether or not a Qualifying Termination or CIC Qualifying Termination), the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay and unreimbursed documented business expenses incurred by Executive through and including the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which Executive is entitled shall be paid to Executive in cash as soon as administratively practicable after the termination and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year in which the Separation occurs or at such earlier time as may be required by Section 11 below or to such lesser extent as may be mandated by Section 10 below. Any Accrued Benefits to which Executive is entitled shall be paid to Executive as provided in the relevant plans and arrangements.

7.    Covenants.

(a)    Non-Competition. Executive agrees that, during his or her employment with the Company, he or she shall not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.

(b)    Non-Disparagement. Executive further agrees that, during the twelve (12) month period following his or her Separation, he or she shall not in any way or by any means disparage the Company, the members of the Board or the Company’s officers and employees. Notwithstanding the foregoing, Executive is not prohibited from cooperating with a government agency or testifying truthfully in any government inquiry or other proceeding or in which Executive is required to testify pursuant to subpoena or other valid legal process.

8.    Definitions.

(a)    “Board” means the Company’s board of directors.

(b)    “Cause” shall mean (a) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) Executive’s material breach of any agreement between Executive and the Company, (c) Executive’s commission of an act of personal dishonesty, fraud, deceit, or embezzlement in connection with Executive’s employment, (d) Executive’s material failure to comply with the Company’s policies or rules, including, without limitation, the Company’s policies or rules regarding harassment, alcohol or substance abuse, confidentiality, workplace violence, and discrimination, (e) Executive’s conviction of, or your plea of ‘guilty” or ‘no contest” to, a felony or a crime of moral turpitude, (f) Executive’s failure to perform lawfully assigned duties after receiving written notification of the failure from the Company’s Chief Executive Officer, or (g) Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Executive’s cooperation in writing, or (h) Executive’s engagement in gross misconduct or gross neglect of Executive’s duties where such misconduct or neglect is materially and demonstrably injurious to the Company, or (i) Executive’s breach of any fiduciary duty owed to the Company by Executive that has or could reasonably be expected to have a detrimental effect on the Company’s reputation or business. Notwithstanding, the foregoing, in the case of clauses (b), (d), (f) and (g), the Company will not terminate Executive’s employment for Cause without first providing Executive with written notification of the acts or omissions constituting Cause and providing Executive with at least 10 days following such notice to cure such conduct (to the extent capable of cure).

(c)    “Code” means the Internal Revenue Code of 1986, as amended.

(d)    “Change in Control.” For all purposes under this Agreement, a Change in Control shall mean a “Corporate Transaction,” as such term is defined in the Plan, provided that the transaction (including any series of transactions) also qualifies as a change in control event under U.S. Treasury Regulation 1.409A-3(i)(5).

(e)    “CIC Qualifying Termination” means a Separation in connection with the consummation of a Change in Control, including (A) at the request (occurring prior to a Change in Control) of the prospective acquirer whose proposed acquisition would constitute a Change in Control upon its completion, (B) within twelve (12) months following the consummation of a Change in Control, (C) or within three (3) months preceding a Change in Control (but as to part (C), only if the Separation occurs after a Potential Change in Control) resulting from (x) the Company or its successor terminating Executive’s employment for any reason other than Cause, (y) Executive resigning his or her employment at a prospective acquirer’s request, or (z) Executive resigning his or her employment for Good Reason. A termination or resignation due to Executive’s death or disability shall not constitute a CIC Qualifying Termination. A “Potential Change in Control” means the date of execution of a legally binding and definitive agreement for a corporate transaction which, if consummated, would constitute the applicable Change in Control (which for the avoidance of doubt, would include a merger agreement, but not a term sheet for a merger agreement). In the case of a termination following a Potential Change in Control and before a Change in Control, solely for purposes of benefits under this Agreement, the date of Separation will be deemed the date the Change in Control is consummated

(f)    “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(g)    “Equity Awards” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to Executive, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights; provided, however, that the term Equity Awards shall not include any stock-based awards that are both (x) outstanding as of the Effective Date and (y) structured as compliant with (rather than exempt from) Section 409A.

(h)    “Good Reason” means, without Executive’s consent, (i) a reduction in status, responsibility or authority, or your removal from such position or responsibilities without Cause, (ii) a reduction in Executive’s annual base salary or annual target bonus, (iii) a requirement that Executive relocate Executive’s principal place of work to a location more than thirty (30) miles from Executive’s then-current work location, or (iv) a material breach of this Agreement by the Company. For the purpose of clause (i), a change in responsibility shall not be deemed to occur (A) solely because Executive is part of a larger organization or (B) solely because of a change in title. For Executive to receive any benefits under this Agreement as a result of a resignation for Good Reason, all of the following requirements must be satisfied: (1) Executive must provide notice to the Company of his or her intent to assert Good Reason within sixty

(60) days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iv); (2) the Company will have thirty (30) days (the “Company Cure Period”) from the date of such notice to remedy the condition and, if it does so, Executive may withdraw his or her resignation or may resign with no benefits under this Agreement; and (3) any termination of employment under this provision must occur within ten (10) days of the earlier of expiration of the Company Cure Period or written notice from the Company that it will not undertake to cure the condition set forth in subclauses (i) through (iv). Should the Company remedy the condition as set forth above and then one or more of the conditions arises again, Executive may assert Good Reason again, subject to all of the conditions set forth herein.

(i)    “Plan” means the Company’s 2021 Equity Incentive Plan, as may be amended from time to time.

(j)    “Release Conditions” mean the following conditions occurring within sixty (60) days following the Separation: (i) Company has received Executive’s executed Release and (ii) any rescission period applicable to Executive’s executed Release has expired.

(k)    “Qualifying Termination” means a Separation that is not a CIC Qualifying Termination, but which results from (i) the Company terminating Executive’s employment for any reason other than Cause or (ii) Executive voluntarily resigning his or her employment for Good Reason. A termination or resignation due to Executive’s death or disability shall not constitute a Qualifying Termination.

(l)    “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

9.    Successors.

(a)    Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.

(b)    Executive’s Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.    Golden Parachute Taxes.

(a)    Best After-Tax Result. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 11, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in the Payments being $1.00 less than the amount at which any portion of the Payments would be subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 10(a)(ii)(B) above applies, then based on the information provided to Executive and the Company by Independent Tax Counsel, Executive may, in Executive’s sole discretion and within thirty (30) days of the date on which Executive is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 10(b) hereof shall apply, and the enforcement of Section 10(b) shall be the exclusive remedy to the Company.

(b)    Adjustments. If, notwithstanding any reduction described in Section 10(a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 10(b), Executive shall pay the Excise Tax.

11.    Miscellaneous Provisions.

(a)    Section 409A. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation; or (ii) the date of Executive’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

(b)    Other Arrangements. Notwithstanding any other provision of this Agreement, to the extent that any of Executive’s existing entitlements to receive cash severance, COBRA, or equity acceleration, as of the Effective Date, provided for additional or greater benefits than the provisions set forth herein, then Executive shall remain entitled to receive any such payments or benefits in lieu of the applicable payments or benefits set forth herein; provided, however, that, in all cases, the determination of the applicable benefits to be paid upon a Separation shall be made by the Board. Other than as set forth in the prior sentence, this Agreement supersedes any and all cash severance arrangements and vesting acceleration arrangements under any offer letter or employment agreement, agreement governing Equity Awards and severance and salary continuation arrangements, programs and plans which were previously offered by the Company to Executive, including change in control severance arrangements and vesting acceleration arrangements pursuant to an agreement governing Equity Awards, employment agreement or offer letter, and Executive hereby waives Executive’s rights to such other benefits. In no event shall any individual receive cash severance benefits under both this Agreement and any other vesting acceleration arrangement, severance pay or salary continuation program, plan or other arrangement with the Company. For the avoidance of doubt, in no event shall Executive receive payment under more than one of Sections 2, 3, and 4 of this Agreement with respect to Executive’s Separation.

(c)    Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in New York City, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

(d)    Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(e)    Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(f)    Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(g)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h)    No Retention Rights. Nothing in this Agreement shall confer upon Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.

(i)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York (other than its choice-of-law provisions).

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE	COMPASS, INC.

Print Name:	By:
Title:

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